TREASURE MOUNTAIN HOLDINGS ANNOUNCES IT HAS ENTERED INTO A MERGER
                          AGREEMENT WITH VYTERIS, INC.

      Salt Lake City, Utah; July 8, 2004. Treasure Mountain Holdings, Inc. (OTC Bulletin Board) announced today that it has entered into a definitive merger agreement with Vyteris, Inc., a privately held company. Under the terms of the merger agreement, a wholly owned subsidiary of Treasure Mountain will merge with and into Vyteris, upon which Vyteris will become a wholly owned subsidiary of Treasure Mountain. Upon the merger, holders of Vyteris capital stock, warrants and options will have the right to receive Treasure Mountain capital stock, warrants and options. Under the terms of the merger agreement, it is contemplated that after Treasure Mountain takes certain post-closing actions, stockholders of Vyteris will own approximately 98.4% of Treasure Mountain's common stock. Under the terms of the merger agreement, upon closing, the directors and officers of Vyteris will become the directors and officers of Treasure Mountain.

      Under the merger agreement, Treasure Mountain will issue all of its available authorized but unissued shares of common stock and will issue rights certificates evidencing the right to receive additional shares of common stock and preferred stock to the extent such shares currently are not authorized by Treasure Mountain. Such additional shares will be issued as soon as they are authorized following the Merger. Subsequent to the closing, Treasure Mountain intends to take appropriate actions to cause its stockholders to approve a reincorporation through a merger with a wholly-owned subsidiary incorporated in Delaware (effectively accomplishing a 1 for 10 reverse stock split, resulting in sufficient capital stock to honor the shares underlying the rights certificates and authorizing shares of preferred stock) and approving a stock option plan. As a condition to closing, voting agreements are to be received from the controlling stockholders of Vyteris and Treasure Mountain to vote their shares in favor of these post-closing actions.

      The merger agreement is subject to several conditions, including the completion of a pending financing by Vyteris, approval of Vyteris' stockholders, satisfactory completion of due diligence and the receipt of fairness opinions by the board of directors of both Treasure Mountain and Vyteris. There can be no assurance that these conditions will be satisfied or that the merger will be consummated.

      Vyteris, a Delaware corporation headquartered in Fair Lawn, New Jersey, has developed and produced a pre-filled, active transdermal drug delivery system that delivers drugs through the skin comfortably, without needles. On May 6, 2004, Vyteris received approval from the U.S. Food and Drug Administration to commercially launch its first product, the LidoSiteTM Topical System. LidoSite is a topical delivery system indicated for use on normal intact skin to provide local anesthesia for needle stick procedures such as injections and intravenous therapies as well as superficial dermatological procedures. Vyteris has not yet begun commercial sales of its LidoSite product.

      For more information please contact George Norman, President of Treasure Mountain Holdings, Inc., at (801) 322-0253 or Michael G. McGuinness, Chief Financial Officer of Vyteris, Inc., at (201) 703-2418.

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NOTES ABOUT FORWARD-LOOKING STATEMENTS

         Statements contained in this press release which are not historical facts, including all statements regarding the consummation of the merger and post-closing steps, may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment. Treasure Mountain cautions the reader that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.